                                                                    EXHIBIT 10.6


THE MONARCH MACHINE TOOL COMPANY

Mr. Richard E. Clemens
November 3, 1998
Page 1



                                November 3, 1998


Mr. Richard E. Clemens
79 Governors Club Drive
Beavercreek, OH 45385

Dear Mr. Clemens:

            The Monarch Machine Tool Company, an Ohio corporation ("Monarch"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Monarch and its shareholders. In this connection, Monarch recognizes that, as is the case with many publicly-held corporations, the mere possibility of a change in control can raise distracting and disrupting uncertainties and questions among management personnel, can interfere with their whole-hearted attention and devotion to the performance of their duties, and can even lead to their departure, all to the detriment of the best interests of Monarch and its shareholders. Accordingly, the Board of Directors of Monarch (the "Board") has determined that the best interests of Monarch and its shareholders would be served by assuring to certain executives of Monarch and its Affiliates, including yourself, the protection provided by an agreement which defines the respective rights and obligations of Monarch and the executive in the event of termination of employment subsequent to a change in control.

            In order to induce you to remain in the employ of Monarch or an Affiliate of Monarch, this letter agreement sets forth the severance benefits which Monarch agrees will be provided to you in the event your employment with Monarch or an Affiliate of Monarch is terminated subsequent to a "change in control" under the circumstances described below.

            Except where the context otherwise indicates, (i) the term "Monarch" hereinafter includes Monarch and any Successor to Monarch and (ii) the term "Affiliate of Monarch" when used herein with reference to your employment means any entity in which Monarch has, directly or indirectly, a 20% or more equity interest.

            1. OPERATION AND TERM OF AGREEMENT. This agreement, although effective immediately, shall not become operative unless and until there has been a Change in Control (as defined at Paragraph 2). None of the provisions of this agreement shall be applicable
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THE MONARCH MACHINE TOOL COMPANY

Mr. Richard E. Clemens
November 3, 1998
Page 2


to any termination of your employment, however occurring, which is effective prior to a Change in Control. This agreement shall continue until the later of December 31, 2001 or two years after the occurrence of a Change in Control, provided such Change in Control occurs on or before December 31, 2001, subject to extension beyond that date by mutual consent. Monarch will review this agreement with you between January 1, 2001 and July 31, 2001, for the purpose of determining whether or not an extension beyond December 31, 2001 is mutually agreeable and, if so, on what basis and for how long.

            2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below, and your employment with Monarch or an Affiliate of Monarch shall thereafter have been terminated in accordance with paragraph 3 below. For purposes of this agreement, a "Change in Control" shall mean and be deemed to have occurred if (i) any "person," as such term is defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Act"), other than Monarch or an entity then controlled by Monarch is or becomes the beneficial owner, directly or indirectly, of securities of Monarch representing 20% or more of the combined voting power of Monarch's then outstanding securities except, however, in determining whether the 20% threshold has been attained by a particular person, any voting securities of Monarch which such person acquires directly from Monarch (other than pursuant to a stock dividend or split) shall not be taken into consideration in calculating such person's percentage of ownership of the voting power of Monarch; (ii) any "person" (as such term is defined at Section 13(d) of the Act) other than Monarch or an entity then controlled by Monarch is or becomes the beneficial owner, directly or indirectly, of securities of Monarch representing 35% or more of the combined voting power of Monarch's then outstanding securities, including securities such person may have acquired directly from Monarch; (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Monarch (the "Board") cease for any reason to constitute at least a majority thereof unless the election, or the nomination for the election by Monarch's shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period; (iv) Monarch merges or consolidates with another corporation and an entity controlled by Monarch immediately prior to the merger or consolidation is not the surviving entity or if Monarch is the surviving entity, holders of 80% or more of the voting power of Monarch immediately prior to the merger or consolidation do not own, immediately after the merger or consolidation, 65% or more of the voting power of the surviving entity; or (v) a sale, lease, exchange, or other disposition of all or substantially all of the assets of Monarch takes place.

            3. TERMINATION FOLLOWING CHANGE IN CONTROL.

             (A) If any of the events described in paragraph 2 constituting a Change in Control shall have occurred, then upon any subsequent termination of your employment with Monarch or an Affiliate of Monarch at any time within two years following the occurrence of
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THE MONARCH MACHINE TOOL COMPANY

Mr. Richard E. Clemens
November 3, 1998
Page 3


such event, you shall be entitled to the benefits provided by this agreement, as set forth in paragraph 5, unless such termination is (i) directed by Monarch for Cause or because of your Disability, or (ii) because of your Retirement, or
(iii) by you other than for Good Reason, or (iv) because of your death.

             (B) As used in this agreement, the terms "Cause," "Retirement," "Good Reason," and "Disability" shall have the meanings set forth below:

                 (i) Cause. "Cause" shall mean (a) the willful and continued failure by you to substantially perform your duties with Monarch or an Affiliate of Monarch (other than any such failure resulting from your physical or mental illness or other physical or mental incapacity), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in gross misconduct which is materially and demonstrably injurious to Monarch or an Affiliate of Monarch resulting or intended to result, directly or indirectly, in substantial personal gain or substantial personal enrichment at the expense of Monarch or an Affiliate of Monarch. For purposes of this subparagraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of Monarch. Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the number of Directors then in office at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses
     (a) or (b) of the first sentence of this subparagraph and specifying the particulars thereof in detail.

                (ii) Retirement. "Retirement" shall mean cessation of your employment in accordance with Monarch's or an Affiliate of Monarch's retirement policy (including early retirement) generally applicable to salaried employees, or in accordance with any retirement arrangement with respect to you established with your consent.

                (iii) Good Reason. "Good Reason" shall mean:

                        (a) The assignment to you of any duties inconsistent
            with your position, duties, responsibilities and status with Monarch or an Affiliate of Monarch immediately prior to a Change in Control or a change in your responsibilities, as in effect immediately prior to a Change in Control, which materially diminishes your responsibilities with Monarch or an Affiliate of Monarch when considered as a whole, or any removal of you from or any failure
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THE MONARCH MACHINE TOOL COMPANY

Mr. Richard E. Clemens
November 3, 1998
Page 4


            to re-elect you to any of such positions or offices; provided, however, that the foregoing shall not constitute Good Reason if done in connection with termination of your employment by Monarch or an Affiliate of Monarch for Cause or because of your Disability, or by you other than for Good Reason.

                        (b) A reduction by Monarch or an Affiliate of Monarch of
            your then current annual base salary or, if higher, your annual base salary as in effect at the time of the Change in Control.

                        (c) Failure by Monarch or an Affiliate of Monarch to
            continue in effect any benefit, incentive compensation, pension, employee stock ownership, stock option, life insurance, medical, health and accident, or disability plan in which you are participating at the time of a Change in Control or plans providing you with substantially similar benefits, or the taking of any action by Monarch or an Affiliate of Monarch which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by Monarch or an Affiliate of Monarch to provide you with the number of paid vacation days to which you would then be entitled in accordance with Monarch's or an Affiliate of Monarch's vacation policy in effect at the time of the Change in Control.

                        (d) The relocation of Monarch's principal executive
            offices to a location outside Montgomery County, Ohio, if at the time of a Change in Control you are based at Monarch's principal executive offices.

                        (e) Monarch's or an Affiliate of Monarch's requiring you
            to be based anywhere other than the location where you are based at the time of a Change in Control, if the same requires you to relocate your principal residence; or, in the event you consent to being based anywhere other than such location, the failure by Monarch or an Affiliate of Monarch to pay (or reimburse you for) all reasonable moving expenses incurred by you relating to a change of your principal residence in connection with such relocation and to indemnify you against any loss [defined as the difference between the higher of (1) your aggregate investment in such residence or (2) the fair market value of such residence, as determined by a real estate appraiser designated by you and reasonably satisfactory to Monarch, and the actual sale price of such residence after the deduction of all real estate brokerage charges and related selling expenses] realized upon the sale of such residence in connection with any such change of residence.
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THE MONARCH MACHINE TOOL COMPANY

Mr. Richard E. Clemens
November 3, 1998
Page 5


                        (f) The failure of Monarch to obtain the assumption of
            this agreement by any Successor as provided in paragraph 7 hereof.

                        (g) Monarch's or an Affiliate of Monarch's termination
            of your employment without satisfying any applicable requirements of paragraph 4 and subparagraph B(i) above.

                (iv) Disability. "Disability" shall mean your inability to perform the duties required of you on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity, followed by Monarch giving you thirty days' written notice of its intention to terminate your employment by reason thereof, and your failure because of physical or mental illness or other physical or mental disability or incapacity to resume the full-time performance of your duties within such period of thirty days and thereafter perform the same for a period of two consecutive months.

            (C) During any period of time subsequent to a Change in Control, if you fail to perform your duties as a result of physical or mental illness or other physical or mental disability or incapacity, you shall continue to receive your full salary at your annual base salary rate then in effect, together with all incentive compensation until you return to work or your employment with Monarch or an Affiliate of Monarch is terminated; provided, however, that any amount otherwise payable for any period of time pursuant to this subparagraph
(C) shall be reduced by any payment or payments you receive for such period of time under any employee salary continuation plan or employee disability insurance plan maintained by Monarch or an Affiliate of Monarch no part of the cost of which was paid or is payable by you.

            (D) If subsequent to a Change in Control, your employment is terminated by Monarch or an Affiliate of Monarch for Cause, Monarch shall pay you your full salary through the Date of Termination at your annual base salary rate in effect at the time Notice of Termination is given, and you shall also receive all accrued or vested benefits of any kind to which you are, or would otherwise have been, entitled through the Date of Termination (as defined in paragraph 4), and Monarch or an Affiliate of Monarch shall thereupon have no further obligation to you under this agreement.

            4. NOTICE AND DATE OF TERMINATION.

            (A) Any termination of your employment subsequent to a Change in Control shall be consummated by written Notice of Termination given to the other party. For purposes of this agreement, "Notice of Termination" shall mean a notice which indicates the specific termination provision or provisions in this agreement relied upon, if any, and sets forth in
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THE MONARCH MACHINE TOOL COMPANY

Mr. Richard E. Clemens
November 3, 1998
Page 6


reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment.

             (B) "Date of Termination" shall mean (i) if your employment is terminated by Monarch or an Affiliate of Monarch for Cause, the date specified in the Notice of Termination or the date on which the meeting of the Board referred to in subparagraph 3(B)(i) is concluded, whichever date is the later; or (ii) if your employment is terminated for any other reason, the date on which Notice of Termination is given or the effective date specified in the Notice, whichever is later. For purposes of this agreement, termination of your employment shall be deemed to have occurred within two years following the occurrence of a Change in Control if the Date of Termination is within such two year period.

            5. COMPENSATION UPON TERMINATION.

            (A) The compensation and benefits to be provided to you pursuant to paragraph 3 of this agreement upon termination of your employment with Monarch or an Affiliate of Monarch under specified circumstances within two years following a Change in Control include the following:

                 (i) Subject to the provisions of paragraph 8 hereof, Monarch shall pay to you as severance pay in a lump sum in cash on the fifteenth day following the Date of Termination, the following amounts:

                       (a) Your full salary through the Date of Termination at
            your annual base salary rate in effect at the time Notice of Termination is given; and also the amount of the award or awards, if any, with respect to any completed period or periods which has been earned by or awarded to you pursuant to any incentive compensation plan or arrangement of Monarch or an Affiliate of Monarch but which has not yet been paid to you.

                       (b) In lieu of any further salary payments to you for
            periods subsequent to the Date of Termination, an amount (the "Additional Compensation Payment") equal to two hundred percent (200%) of the greater of (i) the sum of your annual base salary at the rate in effect as of the Date of Termination (or, if higher, at the rate in effect at the time of the Change in Control) plus an amount equal to the average annual amount awarded to you under any incentive compensation plan or arrangement for the two years immediately preceding the year during which the Date of Termination occurs (whether or not fully paid) or (ii) your average annual compensation for the five calendar years preceding the calendar year in which the Change in Control occurred (it being understood that for purposes of this clause (b)(ii), "compensation" means your actual salary plus
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THE MONARCH MACHINE TOOL COMPANY

Mr. Richard E. Clemens
November 3, 1998
Page 7


            any amount awarded to you under any incentive compensation plan or arrangement).

                       (c) An amount in cash equal to the aggregate spread
            between the exercise prices of all options granted to you under Monarch's existing stock option plans or any stock option plan adopted by Monarch subsequent to the date hereof ("Options") which are then outstanding, whether or not then fully exercisable, and the higher of (a) the Fair Market Value of share of Common Stock of Monarch ("Monarch Shares") on the Date of Termination or (b) the average price per Monarch Share actually paid by the acquiring party in connection with any Change in Control. As used in this subparagraph, "Fair Market Value" shall mean (1) in the event Monarch Shares are listed on any exchange or in the NASD National Market System, the last sale price on such exchange or System on the Date of Termination (or last trading date prior thereto) or, if there are no sales on such date, the mean between the representative bid and asked prices for Monarch Shares on such exchange or System at the close of business on such date or (2) in the event that there is then no public market for Monarch Shares or that trading in Monarch Shares is sporadic and the mean between any bid and asked prices is not representative of fair market value, the fair market value of Monarch Shares determined in accordance with
            Section 2031-2(f) of the Treasury Regulations or any successor provision thereto. Any Option for which payment is made as prescribed in this subparagraph (c) shall be canceled effective upon the making of such payment. In lieu of having your Options canceled and being paid the "spread" on such canceled Options in cash as set forth in this subparagraph 5(A)(i)(c), you may elect to continue to hold any part, or all, of the Options and exercise such Options, if you so choose, in accordance with their terms. Any such election to continue to hold Options shall be made by giving written notice of this election to Monarch within 10 days of your Date of Termination, which notice shall specify the date of grant, number of Shares subject to the options and option exercise price of the options you elect to continue to hold.

                       (d) All legal fees and expenses reasonably incurred by
            you in good faith as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this agreement).

                (ii) Monarch shall, at its expense, maintain in full force and effect for your continued benefit all life insurance, medical, health and accident plans, programs and arrangements in which you were entitled to participate at the time of the Change in Control, provided that your continued participation is possible under the terms of such plans, programs and arrangements. In the event that the terms of any such plan, program

THE MONARCH MACHINE TOOL COMPANY

Mr. Richard E. Clemens
November 3, 1998
Page 8


     or arrangement do not permit your continued participation or that any such plan, program or arrangement has been or is discontinued or the benefits thereunder have been or are materially reduced, Monarch shall arrange to provide, at its expense, benefits to you which are substantially similar to those which you were entitled to receive under such plan, program or arrangement at the time of the Change in Control. Monarch's obligation under this subparagraph (ii) shall terminate on the earliest of the following dates: (a) the month in which you become age 65, (b) the date an essentially equivalent and no less favorable benefit is made available to you at no cost by a subsequent employer, or (c) the date which is 24 months after the Date of Termination.

               (iii) In the event that because of their relationship to you, members of your family or other individuals are covered by any plan, program, or arrangement described in subparagraph (ii) above immediately prior to the Date of Termination, the provisions set forth in subparagraph
     (ii) shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangement, any such person would have ceased to be eligible for coverage during the period in which Monarch is obligated to continue coverage for you, nothing set forth herein shall obligate Monarch to continue to provide coverage for such person beyond the date such coverage would have ceased even if you had remained an employee of Monarch or an Affiliate of Monarch.

                (iv) Monarch shall enable you to purchase the automobile, if any, which Monarch or an Affiliate of Monarch was providing for your use at the time Notice of Termination was given at the wholesale value of such automobile at such time or if the automobile was leased, then at any buy-out price provided for in the lease.

            (B) If an event constituting Good Reason shall occur, you shall be entitled to the compensation and benefits described in (A) above only if you give a Notice of Termination with respect thereto within 120 days after the occurrence of such event, regardless of whether there has been an intervening termination of your employment by Monarch or an Affiliate of Monarch or otherwise.

            (C) You shall not be required to mitigate the amount of any payment provided for in this paragraph 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this paragraph 5 be reduced by any compensation earned by you after the Date of Termination as the result of employment by another employer or otherwise, except, however, the amount of payments provided for in paragraph 5 shall be reduced by the amount of any severance benefits which you are entitled to receive under any other agreement with, or plan of, Monarch or an Affiliate of Monarch.
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THE MONARCH MACHINE TOOL COMPANY

Mr. Richard E. Clemens
November 3, 1998
Page 9


            6. RIGHTS AS FORMER EMPLOYEE. Nothing contained in this agreement shall be construed as preventing you, and shall not prevent you, following any termination of your employment whether pursuant to this agreement or otherwise, from thereafter participating in any benefit or insurance plans, programs or arrangements (including without limitation, any retirement plans or programs) in the same manner and to the same extent that you would have been entitled to participate as a former employee of Monarch or an Affiliate of Monarch had this agreement not have been executed, except, however, you shall not be entitled to any severance payments under any severance pay programs of Monarch or an Affiliate of Monarch (other than this agreement) if you are paid the benefits provided for under this agreement.

            7. SUCCESSORS. Monarch shall require any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Monarch, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this agreement in the same manner and to the same extent that Monarch would be required to perform it if no such succession had taken place. Failure of Monarch to obtain such agreement prior to the effectiveness of such succession shall be a breach of this agreement and shall entitle you to compensation from Monarch in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

            This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as you shall have designated by written notice delivered to Monarch prior to your death or, failing such written notice, to your estate.

            8. SAVINGS CLAUSE.

             (A) The Deficit Reduction Act of 1984 added Section 280G to the Internal Revenue Code of 1954, as amended (the "Code"). Section 280G imposes a 20% excise tax on excessive compensation received by, and denies a deduction to the corporation for the amount of excess compensation paid to, employees who are officers, shareholders, or highly compensated individuals as a result of a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation. In general, payments to an individual that are contingent on a Change in Control will not be treated as excessive if such payments do not exceed three times the average annual compensation received by such individual over the five years preceding the Change in Control. The provisions in subparagraph (B) of this paragraph 8 are designed to maximize the amounts payable to you pursuant to this agreement or otherwise which are contingent upon a change of control.
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THE MONARCH MACHINE TOOL COMPANY

Mr. Richard E. Clemens
November 3, 1998
Page 10


            (B) In the event that it is determined that any payment by Monarch to or for your benefit (whether paid or payable pursuant to the terms of this agreement or otherwise) would be subject to the 20% tax pursuant to Section 4999 of the Code, then the aggregate present value of amounts payable to or for your benefit pursuant to this agreement (such payments pursuant to this agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount. For purposes of this subparagraph, the "Reduced Amount" shall be defined as an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any payments to be subject to the 20% tax pursuant to Section 4999 of the Code.

            9. NOTICES. All notices required or permitted to be given under this agreement shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) or delivered, if to Monarch, addressed to:

            The Monarch Machine Tool Company
            2600 Kettering Tower
            Dayton, Ohio 45423
            Attention: Corporate Secretary

and if to you, addressed to:

            Mr. Richard E. Clemens
            79 Governors Club Drive
            Beavercreek, OH 45385

Either party may change the address to which notices to such party are to be directed by giving written notice of such change to the other party in the manner specified in this paragraph. All notices, including without limitation, any Notice of Termination, shall be deemed to have been given upon the date of actual receipt by the recipient party.

            10. ARBITRATION. Any dispute or controversy arising out of or relating to this agreement shall be settled by arbitration in Dayton, Ohio, in accordance with the rules then obtaining of the American Arbitration Association, and judgment may be entered on the arbitrator's award in any court having jurisdiction.

            11. MISCELLANEOUS. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by you and such officer of Monarch as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance by such other party with, any condition or provision of this agreement to be

THE MONARCH MACHINE TOOL COMPANY

Mr. Richard E. Clemens
November 3, 1998
Page 11


performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement.

            12. GOVERNING LAW. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

            13. VALIDITY. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

            If this letter correctly sets forth our agreement on the subject matter hereof, please so confirm by signing and returning the enclosed copy. Very truly yours,

                                    The Monarch Machine Tool Company


                                    By /s/ William A. Enouen
                                       ----------------------------------
                                       William A. Enouen
                                       Chairman, Compensation Committee



CONFIRMED AND AGREED TO:


/s/ Richard E. Clemens
----------------------------------
Richard E. Clemens

Dated:
      -------------------------